EXHIBIT A*
                           SUBADVISORY AGREEMENT AMONG
                 ABERDEEN ASSET MANAGEMENT INC., ABERDEEN FUNDS
                   AND ABERDEEN ASSET MANAGEMENT ASIA LIMITED

In the event that Subadviser is allocated a portion of a Fund to manage, for management services provided under this Subadvisory Agreement, the Subadviser would receive an annual fee paid monthly based on average daily net assets of the applicable Fund according to the following schedule:

  FUNDS OF THE TRUST                                           SUBADVISORY FEES
  ------------------                                           ----------------
  Aberdeen China Opportunities Fund                   0.625% on assets up to $500 million
                                                      0.600% on assets of $500 million but less than $2 billion
                                                      0.575% on assets of $2 billion and more

  Aberdeen Developing Markets Fund                    0.525% on assets up to $500 million
                                                      0.500% on assets of $500 million but less than $2 billion
                                                      0.475% on assets of $2 billion or more

  Aberdeen  International Equity Fund                 0.450% on assets up to $500 million
                                                      0.425% on assets of $500 million but less than $2 billion
                                                      0.400% on assets of $2 billion or more

  Aberdeen Select Worldwide Fund                      0.450% on assets up to $500 million
                                                      0.425% on assets of $500 million but less than $2 billion
                                                      0.400% on assets of $2 billion or more

  Aberdeen Global Utilities Fund                      0.350% on assets up to $500 million
                                                      0.325% on assets of $500 million but less than $2 billion
                                                      0.300% on assets of $2 billion or more

  Aberdeen Asia Bond Institutional Fund               0.400% on all assets

  Aberdeen Global Fixed Income Fund                   0.250% on all assets

  Aberdeen Global Small Cap Fund                      0.500% on all assets

  Aberdeen International Equity Institutional Fund    0.500% on all assets


  Aberdeen Emerging Markets Institutional Fund        0.36% on all assets

  Aberdeen Asia-Pacific (ex-Japan) Equity             0.80% on all assets
  Institutional Fund


*As most recently approved at the September 9, 2009 Board Meeting.